Exhibit 10.13

COLLEXIS LICENSE AGREEMENT

The undersigned:

Collexis, Inc., a company duly incorporated under the US laws and having its office at Five Concourse Parkway, Suite 3000, Atlanta GA 30328, hereinafter referred to as “Collexis”, represented by Mr. Bill Kirkland, its CEO.

and

The National Institutes of Health, including all Institutes and Centers, hereinafter referred to as “Customer”, represented by Ms. Karen Riggs, its Contracting Officer.

Whereas:

Collexis has developed and is the sole and exclusive owner of the Collexis® software;

Collexis wishes to grant, and Customer wishes to take a non-exclusive and non-transferable License to use the Collexis Software and Collexis has agreed to grant such a License subject to the terms and conditions of this Agreement;

Have agreed as follows:

1.	Definitions

The definitions in the Agreement are used in accordance with the definitions as mentioned in Article 1 of the Standard Terms and Conditions of Collexis set out in Appendix “Collexis Standard Terms and Conditions”.

Additionally, in this Agreement, except where the context requires otherwise, the following words and expressions shall have the following meaning:

Effective Date:	the signing date of this Agreement.

Agreement:	this Collexis License Agreement.

License Period:	period starting on the Effective Date and ending on the date as stated in the Appendix “Special Conditions and License Fees”.

License Fee:	the license fee as defined in the Appendix “Special Conditions and License Fees”.

RCDC Project:	Research Condition and Disease Classification project, formerly known as the KMDC project.

Warranty Period:	a ninety day period starting on the date of installation of Versions installed to the Collexis Software following the Effective Date for the term of this Agreement.

2.	License

2.1	During the License Period Collexis grants to Customer a non-exclusive and non-transferable license to:

(a)	load, run, store, transmit, and execute on the System the Collexis Software;

(b)	load, run and store Fingerprints on the System;

(c)	load, run and store the Thesaurus on the System; and,

(d)
copy the Collexis Software for archival or back-up purposes. All archival or back-up copies of the Collexis Software are subject to the provisions of this Agreement and all titles, trademarks, copyrights and restricted rights of Collexis shall be reproduced on such copies.

2.2
Collexis License is for Customer Internal Use Only. Collexis has made one noted exception for government agencies or members of the general public which need to view Collexis Software for the purposes of being educated about ongoing efforts at CUSTOMER or how CUSTOMER is utilizing the technology. If Customer is acting to inform or educate external parties about its activities, then in these instances, external parties can view and even use Collexis Software. An example would be in presenting this to members of Congressional Oversight, those members could view and use the application - since their purposes is to be informed, not to gain personal benefit from the application use.

However, if the intent ever becomes the use by external parties for their own (external) benefit, then this is a violation of the license agreement.

With the benefit of use as the guide, external view and/or use of Collexis must be monitored by Customer. At no time can Customer put the Collexis Search application on the public internet for free or unmonitored use by external parties.

2.3
Title and ownership to all Intellectual Property related to the Collexis Software, the Collexis Software Documentation, and the Collexis Software Product Description are and shall remain at all times the property of Collexis. Fingerprints, Thesaurus, and Category Definitions developed based on input from the Customer and data generated from the application of Fingerprints, Thesaurus and Category Definitions by the Customer are owned by the Customer.

3.	License Fee and Term of Payment for License Fee

3.1	In partial consideration of Collexis performing its obligations under this Agreement, Customer shall pay the License Fee.

3.2
Collexis shall invoice Customer in accordance with the invoice instructions contained in Customer Purchase Order No. 467-MZ-700544 for the License Fee. Any additional fees as specified in Appendix: Special Conditions and License Fees for or any additional purchase orders and/or annual Support and Maintenance Fees shall be invoiced in accordance with additional customer purchase orders. Those additional customer purchase orders shall have the same payment terms, excepting price and payment schedule, as Customer Purchase Order No. 467-MZ-700544. Customer represents that it is exempt from sales and/or tax liabilities as a result of entering into this Agreement, pursuant to tax exemption certificate no. 3000500-4.

4.	Collexis’s Obligations

4.1	Collexis represents and warrants that:

(a)	the entering into this Agreement will not result in a breach or constitute a default under any of the terms and provisions of any agreement, whether written or oral, to which it is a party;

(b)	it has the right and full corporate power to enter into this Agreement;

(c)	not warrant non-infringement of any published Intellectual Property rights of third parties beyond those terms and conditions found in the “Collexis Standard Terms and Conditions”, sections 7.7-7.8;

(d)	it has not, as at the date of this Agreement, granted any rights the exercise of which would derogate from or be inconsistent with the rights granted to Customer under this Agreement.

4.2	Collexis has delivered the Collexis Software to the Customer and will provide Updates during the License Period in accordance with this Agreement and the Support and Maintenance Agreement.

5.	Customer’s Obligations

5.1	Customer will:

(a)	not attempt to reverse engineer or otherwise render the Collexis Software into human readable form in order to understand the Collexis Software structure or details in any way;

(b)	not delete or amend any copyright or other Intellectual Property notices displayed by the Collexis Software or included in the Documentation;

(c)
make regular backups of the Collexis Software and the data generated by the Collexis Software; Collexis will not be held responsible for the loss, damage of loss or reproduction of data unless directly responsible;

(d)	Customer will enter into a Support & Maintenance Agreement for the Collexis Software with Collexis.

5.2
For each installation covered by this Agreement a unique Collexis Software key provided by Collexis is required. Collexis will provide the Collexis Software key by email or telephone within 24 hours after receiving a complete registration form electronically provided by Collexis.

5.3	The Customer is not required to make Fingerprints accessible to Collexis as a term of this license.

5.4
The parties acknowledge and agree that Customer, as an agency of the United States, assumes liability under this agreement only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. 2671 et seq. for and in connection with any act or omission or other claim arising under or relating to this Agreement, including, without limitation, for and in connection with any breach of the same or that may otherwise arise from Customer’s unauthorized modification, adaptation, misuse, infringement or failure to properly maintain the Collexis Software or other Software used in connection with the System.

6.	Warranty and Liability

6.1
While Collexis does not warrant that the operation of the Collexis Software during the term of this Agreement will be uninterrupted or Error-free, Collexis warrants that during the Warranty Period the Collexis Software as delivered to Customer, conforms in all material respects to the Product Description.

6.2
During the Warranty Period, Collexis will use commercially reasonable efforts to correct, at no charge to Client, any nonconformity, including, without limitation, performing Support Services in accordance with the Support & Maintenance Agreement.

6.3
The warranties stated in this Article shall in no event apply in the event of any misuse (including, without limitation, any use of the Collexis Software outside of the operating environment approved in writing by Collexis); accident; unauthorized modification; an unsuitable physical or operating environment; an operation in other than the approved operating environment; improper maintenance; a failure caused by a product for which Collexis is not responsible; or with respect to repair of damaged or lost data. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1, CUSTOMER HEREBY ACKNOWLEDGES AND AGREES THAT THE SYSTEM IS BEING PROVIDED TO CUSTOMER, “AS IS, WITH ALL FAULTS,” AND THAT COLLEXIS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF THE SYSTEM, OR THAT THE OPERATION OF THE SYSTEM WILL BE UNINTERRUPTED OR FREE FROM ANY NONCONFORMITY OR OTHER ERRORS. WITHOUT LIMITING THE FOREGOING, COLLEXIS HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE COLLEXIS SOFTWARE.

6.4
Customer acknowledges that it is the responsibility of Customer to implement its copy of the Collexis Software together with any other hardware and software selected by Customer in combination to meet its requirements.

7.	Audit

7.1
The Collexis Software can be provided with automated counters that can be remotely read, via a data link, by employees of Collexis. These counters provide insight into the frequency of and the manner in which the Collexis Software is used. By signing this Agreement Customer gives permission to Collexis to remotely read these counters upon fourteen day written notice to Customer or during any Support and Maintenance activities undertaken for the purpose of providing support to Customer.

7.2
Customer will grant Collexis the right to, within twenty days of receipt of a request from Collexis, review the terms of Customer’s use of the Collexis Software including disclosure of the location(s) of use of the Collexis Software. Collexis agrees that it will not use the information gained through the authority of this section to pursue independent license agreements with such locations.

8.	Duration and Termination

8.1	Subject to its other provisions, this Agreement is valid during the License Period or until this Agreement is otherwise earlier terminated as provided herein.

8.2
After the License Period has lapsed or in the event of termination of this Agreement, Customer shall promptly return to Collexis, of if this is practicable, promptly destroy all Collexis Software and Documentation. The foregoing obligation applies to any and all Collexis Software but does not apply to the extent that it is inconsistent with Federal law, regulation or policy, including those pertaining to document retention. Notwithstanding, Customer shall not use Collexis Software after the termination of this Agreement. The obligation to return or promptly destroy does not apply to Fingerprints, the Thesaurus, Category Definitions, Bespoke Software, Third Party Software (except in the case where any such license relating thereto would require otherwise) or other software or products developed by the Customer.

8.3	This Agreement shall be subject to termination upon the occurrence of any of the following events:

(a)
If either Customer or Collexis defaults on any of its material obligations under this Agreement, the non-defaulting Party shall have the right, exercisable in its sole discretion, to terminate this Agreement by written notice describing with reasonable specificity the nature of the default and requesting that it be cured, or,

(b)
either Customer or Collexis may terminate this Agreement (i) with fourteen days written notice if any law, rule or regulation enacted subsequent to the Effective Date prohibits such Party from lawfully fulfilling its obligations herein; or (ii) immediate upon any material breach by either Customer or Collexis of the obligations described under 2.2, 4.1, or 5.1.

In the event that, after implementation of the License under this Agreement, Customer decides to terminate this Agreement and implement Software from a vendor other than Collexis, Customer agrees that it will cooperate with Customer and other vendor to assist Customer in a smooth transition from the Collexis Software to the other vendor’s software subject to Collexis’ standard time and materials hourly rates in effect at that time. Customer agrees that during any such transition it will abide by the responsibilities it has assumed under this Agreement. However, in no event shall Collexis be required to provide any Releases, Updates or Versions following any such termination thereafter or other Support to Customer under the Support and Maintenance Agreement past one (1) year from the date of such termination.

9.	Publicity

9.1
Collexis may issue press releases that indicate that Customer is a client. Collexis can also list Customer as a client on marketing materials and publications on its website. Collexis may not use the NIH logo or any subordinate NIH logos in their materials.

Collexis will include the following in any and all press releases, web pages, marketing materials or other means when publicizing information in reference to NIH;

“National Institutes of Health (NIH) is not considered a supporter or partner of Collexis. Reference to NIH in the above shall not be construed as a Government endorsement nor does it obligate NIH to a position on or about the Collexis Software.”

In the event Collexis wishes to modify the above, Collexis will submit and obtain approval from NIH for such modifications.

10.	General

10.1	If any part, term, or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

10.2
This Agreement, including each Exhibit and Schedule and the “Collexis Standard Terms and Conditions”, the “Collexis Support & Maintenance Agreement” and Purchase Order MZ-700544, only to the extent whereby the Purchase Order defines specific payment amounts, payment terms and termination provisions, is incorporated herein by reference and set forth the entire Agreement between the parties herein with respect to the subject matter hereof, and supersedes any and all prior proposals, agreements and representations pertaining to such subject matter between them, whether written or oral. Notwithstanding the forgoing, that certain License Agreement entered into by and between Collexis BV and Customer on or about August 2002 and December 2003, and all agreements thereto are hereby terminated as of the date hereof, subject, however, to the survival of any and all covenants of the parties thereunder that are intended by the nature thereof to survive any such termination (e.g., payment obligations with respect to services rendered and products ordered thereunder and duties and obligations relating to intellectual property rights).

10.3	This Agreement may not be amended, nor any provision waived, except by a writing signed by both parties.

10.4
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original (even if facsimile counterpart), and such counterparts together shall constitute one and the same instrument.

IN WITNESS of which the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Date: 6/13/07

Place: Atlanta, Georgia	Place: Washington, DC

Collexis, Inc.	National Institutes of Health

/s/ Bill Kirkland	/s/ Karen D. Riggs
Bill Kirkland	By: Karen D. Riggs
Chief Executive Officer	Its: Contracting Officer, NLM 6/22/07

Appendix: Special Conditions and License Fees

Product Description

Collexis® Software limited to: All functionality as described in the document “Collexis® Product Overview”, attached hereto.

Number of Collexis® Fingerprints

The License Fee for the above specified Collexis® Software is valid for the generation and use of an unlimited number of Fingerprints on the System.

Duration

See “Fees and Payment Conditions” below.

Fees and Payment Conditions

The License will be valid for unlimited fingerprinting throughout the License Period for Customer. Purchase price was paid under an earlier agreement. The License Period shall commence on the Effective Date and shall continue so long as Customer pays Support and Maintenance Fees as outlined herein. Support & Maintenance Fees to procure support and maintenance services as detailed in the “Collexis Support & Maintenance Agreement”, including but not limited to annual Updates and continue the Agreement will be initially $252,000 for the first year. (20% or original license). The support and maintenance fees can be increased annually at a mutually agreed amount. The Support & Maintenance Agreement shall be renewable annually by mutual agreement following the initial five year term from the Effective Date.

COLLEXIS STANDARD TERMS AND CONDITIONS

1.	Definitions

Agreement:	Any agreement between Collexis and Customer including these Terms and Conditions.

Bespoke Software:	Software in object code developed by Collexis specifically for Customer based on functional specifications drafted by Collexis or drafted by the Customer and accepted by Collexis.

Collexis:	Collexis, Inc., with its office at Five Concourse Parkway, Suite 3000, Atlanta, GA 30328, USA.

Fingerprint:	The result of abstracting a text item with the Collexis Software by Customer.

Collexis® Software:	The software in object code developed by Collexis, including, without limitation, and Updates, Versions and Releases issued by Collexis from time to time.

Category Definition:	List of weighted concepts developed by Customer to categorize Fingerprints.

Customer:	The company or organization that enters into an Agreement with Collexis.

Documentation:	The user documentation to the Collexis Software and any other Collexis literature or date supplied with the same purpose by Collexis.

Equipment:	A product or products in the area of computer hardware.

Error:
Any reproducible failure of the Collexis Software to conform, in all material respects, to its specifications set out in the Product Description or in specifications expressly agreed between the parties.

First Line Support:	The provision of limited assistance to the Support employees of Customer by telephone or in writing, including electronic mail, with respect to the installation and use of the Collexis Software.

Intellectual Property:
Any date including materials, notes, designs, models, technical data, ideas, research reports, and documentation; trade-secrets; know-how; products, processes, inventions, improvements and discoveries patentable or unpatentable; copyrights (registered or unregistered); and any other intellectual property rights, which are conceived and/or reduced to practice, in any country of the world relating to Product; “Intellectual Property” further includes any trademarks (registered or unregistered), service marks, trade names or other, similar designations of origin used in connection with Products and Collexis Software.

Order Confirmation:	The written confirmation of an order by Collexis that specifies in detail which Collexis Products the order concerns.

Product Description:	The product description made available by Collexis in which the Collexis® Software is described.

Products:	Collexis Equipment and Collexis Software.

Release:
Collexis Software and Documentation in which corrections to one or more Errors may be included and which is extended with functionality within the existing modules. New Releases are registered by means of a decimal figure (for example 1.2a).

Second Line Support:	(a) the investigation and correction of or provision of Workarounds for Errors in the Collexis Software and Documentation;
(b) the provision of Updates, Releases and Versions including instructions for the implementation of such modifications. New modules in Versions are not included;
(c) the updating of Collexis Software to the latest Update, Release or Version.

Software:	Any software, including the Bespoke Software and Third Party Software, other than the Collexis® Software.

Support Employees:	Sufficiently trained employees of Customer serving as the contact personnel for Collexis with respect to First Line Support and Second Line Support.

System:
The central processing unit and other hardware and operating software located at Customer or, if a hosting agreement is applicable, at a hosting party, on which the software and Collexis Software is to be run, including any replacement computer system Customer is permitted to use pursuant to the terms of this Agreement or the hosting party is permitted to use pursuant to the terms of a hosting agreement.

System Incident:	An Error identified by Customer.

System Incident Report:	A standard form provided by Collexis for the registration of System Incidents by Customer.

Terms and Conditions:	These standard terms and conditions of Collexis.

Thesaurus:	A structured dataset reflecting the domain specific knowledge used by the Collexis Software for generating Fingerprints.

Third Party Software:	The software in object code developed by third parties, which has been embedded in or has been directly used in association with the Collexis Software.

Update:	Collexis Software and Documentation in which corrections to one or more Errors are included. New Updates are registered by means of a letter (for example 1.1b).

Version:
Collexis Software and Documentation in which corrections to one or more Errors may be included and which may be extended with new functionality within existing modules may be extended and new modules are included. New Versions are registered by means of a new figure (for example 2.0a).

Workaround:	Bypass of a recognized problem in a System. A Workaround is typically considered a temporary fix if some functionality of the Collexis Software is impaired after the Workaround is applied.

2.	General Provisions

2.1
These Terms and Conditions shall apply to all Agreements and Order Confirmations under which Collexis supplies to Customer products and/or services of any nature. No deviation from these Terms and Conditions shall be valid unless expressly agreed in writing by both parties.

2.2	Any applicability of terms and conditions of Customer is rejected, unless these terms and conditions are accepted in writing by Collexis.

2.3
In the event of nullity or annulment of any provision of these Terms and Conditions, the other provisions hereof shall remain in full force and effect and Collexis and Customer shall consult together in order to agree on new provisions to replace the provisions that are null or, as the case may be, annulled, duly observing as much as possible the object and purport of the provision that is null or annulled.

3.	Terms of Payment

3.1
Collexis and Customer may agree to use pricing and payment terms contained in a purchase order supplied by Customer. Collexis will be deemed to accept the pricing and payment terms contained in such purchase order upon creation of the Order Confirmation based on such Purchase Order.

3.2
If any delivery, installation or the completion of any service is delayed by Customer, any associated costs will be paid by Customer according to the terms of an additional purchase order negotiated by the parties for the agreed upon amount thereof. Collexis, at its sole discretion, has the right to halt any installation or completion of any service so delayed by Customer upon written notice to Customer, until an additional purchase order and Order Confirmation for such agreed upon costs are paid by Customer. All deadlines, due dates, or project timelines imposed by Customer upon Collexis shall be shifted or expanded to accommodate the time required to negotiate an additional Purchase Order. The Customer is not obligated to pay such agreed upon costs unless a purchase order is issued that reflects the agreed upon costs. Collexis is not obligated to continue any installation or provision of any service so delayed by Customer unless Customer agrees to pay such agreed upon costs.

3.3	If Customer fails to pay timely an outstanding debt, Collexis can refuse to fulfill its obligations and can eventually suspend its guarantee, provision of services and support obligations.

4.	Retention of Title and Rights

4.1
Title to all Equipment supplied to Customer shall continue to be held by Collexis until all amounts payable by Customer with respect to the Equipment supplied or to be supplied under the Agreement, or the work done or to be done there under, have been paid under the terms agreed upon by Collexis and Customer.

4.2	No rights shall be granted or, as the case arises, transferred to Customer except on condition that the agreed considerations are paid under the terms agreed upon by Collexis and Customer.

5.	Specifications

5.1
Provided Collexis notifies Customer in advance, Collexis may deliver replacement or altered Equipment, Collexis Software, or Bespoke Software instead of the Equipment, Collexis Software, or Bespoke Software ordered by Customer, as long as the operation and capacity are not substantially different from the specifications of that originally ordered.

5.2
If data transmission rates concerning the Equipment are mentioned, they are always subject to the limitations that can be placed by an authorized governmental or other organization on the use of telecommunication lines or with respect to the availability of telecommunication equipment and lines.

6.	Care and use of the Equipment and Collexis Software

6.1
Customer will use the Equipment and Collexis Software in the manner described in the Product Description. Customer will supervise the correct use of the Equipment and Collexis Software (including any routine maintenance that will be carried out by Customer and any amendments or additions, made by Customer and authorized by Collexis) in such a way that agrees with the reasonable instructions that are or will be given.

6.2	Unless agreed otherwise in writing between the parties, Customer will provide backup facilities, restart procedures, and checks on accuracy and security of data.

7.	Intellectual Property Rights

7.1
All intellectual property, including, without limitation, the Collexis Software, Documentation, and Equipment, and rights thereto, provided by Collexis under the Agreement, other than the Fingerprints, Category Definitions, Thesaurus and Bespoke Software, is the sole property of Collexis or its licensors. Customer shall acquire only such licenses, rights of use and powers as are explicitly granted hereunder.

7.2
Customer is aware that the Collexis Software and Equipment provided contain confidential information and trade secrets of Collexis or Collexis licensors. Without prejudice to the provisions of Article 9, Customer undertakes to keep such Collexis Software and Equipment secret and not make third parties acquainted with them or grant their use to the same, and to use them only for the purpose for which they were placed at the Customer’s disposal, to the extent possible under Federal law, regulation and policy. The expression ‘third parties’ includes any such persons working in Customer’s organization who do not necessarily have to use the Collexis Software or Equipment.

7.3
Customer will not be permitted to remove from or change in the Collexis Software or Equipment any designation, if incorporated therein, concerning copyrights, trademarks, trade names or other Intellectual Property rights, including any indications concerning the confidential nature and secrecy of the Collexis Software.

7.4
Collexis will be permitted to take technical measures to protect the Collexis Software providing such measures are disclosed to and accepted by the Customer. If Collexis has secured the Collexis Software by means of some technical protection and obtained Customer approval, Customer will not be permitted to remove or evade such protection. Customer will not agree to measures that unnecessarily give Collexis insight into Customer’s operations and activities. If the protective measures result in Customer being unable to make a back-up copy of the Collexis Software, Collexis shall provide Customer with a back-up copy of the Collexis Software at the latter’s request.

7.5
Except where Collexis provides Customer with a back-up copy of the Software, Customer shall be entitled to keep, which must be understood to include ‘to make’, one single back-up copy of the Software. For the purposes hereof a back-up copy is a material object on which the Software is recorded for the sole purpose of replacing the original copy of the Software in the event of involuntary loss of possession or damage. The back-up copy must be an identical copy and always be labeled with the same labels, and bear the same indications, as the original.

7.6
Collexis shall indemnify Customer against any action at U.S. law based on the allegation that any Collexis Software developed by Collexis itself infringe(s) any intellectual or industrial property right provided the Customer: (a) gives Collexis prompt written notice of such claim; (b) gives permission to Collexis to manage the defense or settlement of such claim, in consultation with Customer; and (c) reasonably cooperates at the sole cost and expense of Collexis with Collexis in the resolution of such claim.

7.7
Customer agrees that if the use of the Collexis Software becomes, or is reasonably likely to become the subject of a patent or copyright infringement claim, it may, as its sole recourse and remedy request Collexis, at Collexis’ sole option, cost and expense to: (a) promptly procure for the Customer the right to continue to use the Collexis Software; (b) replace the Collexis Software with an alternative that functions substantially the same; or (c) modify the Collexis Software so that it becomes non-infringing, but in a manner which causes it to functional substantially the same prior to modification. If Collexis determines that none of the foregoing alternatives is reasonably available, then Collexis may terminate this Agreement and refund to Customer a pro-rata portion of the Support & Maintenance Fees as would be attributable to that part of the calendar month for which no further Support is provided by Collexis.

8.	Limitation of Liability

8.1
Customer shall report any alleged breach or damage to Collexis in writing within a reasonable time period which shall not exceed 60 days after Customer has knowledge of such breach or damage so that Collexis may have an opportunity to cure the same. UNDER NO CIRCUMSTANCES SHALL COLLEXIS’ TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO COLLEXIS FOR SUPPORT AND MAINTENANCE FEE IN THE TWELVE MONTHS PROCEEDING SUCH ALLEGED BREACH OR DAMAGE.

9.	Confidential information and Article prohibiting takeovers of staff

9.1
Except as specifically set forth in the Agreement and these Terms and Conditions, each party agrees not to use confidential information from the other party or to make available to a third party, unless it is impossible not to do so when conforming to these terms and conditions or under Federal law, regulation or policy. Collexis® Software is considered by Collexis to be confidential information of Collexis and is recognized as such by Customer. Data input by Customer will be treated as confidential by Collexis and remains the property of the Customer. If Customer so desires, Collexis is prepared to sign a mutually acceptable declaration of confidentiality from Customer.

9.2
Neither party shall, for the duration of the Agreement and for six months after termination thereof, take on any employees of the other party who were involved in the execution of the Agreement, or have such employees work for the same either directly or indirectly, unless after proper businesslike consultation with the other party has taken place.

10.	Termination

10.1
Collexis and Customer may agree to use termination terms contained in a purchase order supplied by Customer. Collexis will be deemed to accept the termination provisions contained in such purchase order upon creation of the Order Confirmation based on such purchase order.

11.	Force Majeure

11.1
Neither party shall be bound to meet any obligation if prevented from doing so as a consequence of force majeure. The expression ‘force majeure’ shall include, but not be limited, to the outbreak of war or diseases, strikes, natural disasters, or government regulation preventing contractor performance.

11.2
If a situation of force majeure has lasted for more than ninety days, the parties shall be entitled to terminate the Agreement by rescinding it in writing. In that case any performance which has already taken place pursuant to the Agreement shall be settled proportionately without either party being thereafter indebted to the other in any other amount.

12.	General

12.1
Collexis may at all time transfer its rights resulting from the Agreement with Customer providing novation procedures specified in Federal Acquisition Regulations 41.12 are followed. Customer may only transfer its rights resulting from the Agreement after written approval of Collexis. Such consent will not be delayed or withheld from Customer on unreasonable grounds.

12.2
All notifications within the context of the Agreement from the one party to the other party will be addressed to the respective addresses of the parties as recorded on the Order Confirmation or as supplied by the one party to the other.

12.3	The Agreements shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with applicable U.S. Federal law.